Exhibit (n)(3)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of

Full Circle Capital Corporation:

We consent to the use in this Registration statement on Form N-2 of our report dated September 22, 2014 relating to the consolidated financial statements of Full Circle Capital Corporation appearing in this Registration Statement and to our report dated December 10, 2014 relating to the information as of June 30, 2014 included in the “Senior Securities” table appearing elsewhere in this Registration Statement.

We also consent to the reference to our firm under the headings “Selected Financial and Other Data” and “Independent Registered Public Accounting Firm” in the registration statement on Form N-2.

/s/ KPMG LLP

New York, New York

December 15, 2014